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                                 EXHIBIT 21.1


                   SIGNIFICANT SUBSIDIARIES OF TELIGENT, INC.


                                                              State of Formation

Teligent Licensing Company I, L.L.C.                               Delaware

Teligent Licensing Company II, L.L.C.                              Delaware

FirstMark Communications, Inc.                                     Delaware